Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney	Investor Relations:
	Executive Vice President, CFO Jo-Ann Stores, Inc. 330/656-2600 http://www.joann.com	Don Tomoff Vice President, Finance Jo-Ann Stores, Inc. 330/463-6815

JO-ANN STORES ANNOUNCES

1.4% SAME-STORE SALES INCREASE IN APRIL

• Same-store sales increase 6.6% for first quarter versus 2.6% last year

HUDSON, OH — May 6, 2004 — Jo-Ann Stores, Inc. (NYSE: JAS), the leading national fabric and craft retailer, reported today that April net sales increased 2.2% to $121.8 million from $119.2 million in the same period last year. The increase in sales was achieved with an improvement in gross margin rate versus last year. April same-store sales increased 1.4% versus a 3.5% same-store sales increase in April last year.

For the first quarter ended May 1, 2004, net sales increased 8.0% to $404.9 million from $374.8 million in the prior year. Same-store sales for the first quarter increased 6.6% versus a 2.6% same-store sales increase for the same period last year.

The Company will announce earnings for its first quarter and provide an update to its earnings outlook for the balance of fiscal 2005 on May 17, 2004. In conjunction with the first quarter earnings release, investors are invited to listen to the earnings conference call to be broadcast live over the Internet at 4:30 PM Eastern time on May 17, 2004. The earnings release will provide instructions on how to access the call.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 781 Jo-Ann Fabrics and Crafts traditional stores and 94 Jo-Ann superstores.